Exhibit 99.1

Codorus Valley Bancorp, Inc. Reports Earnings
For the Quarter and Year Ended December 31, 2015

FOR IMMEDIATE RELEASE – York, Pennsylvania – January 22, 2016

Codorus Valley Bancorp, Inc. (Nasdaq: CVLY) (Corporation), the parent company of PeoplesBank, A Codorus Valley Company (PeoplesBank), today announced net income available to common shareholders (earnings) for the quarter ended December 31, 2015 of $2.7 million or $0.42 per share basic and diluted, compared to the Corporation’s earnings of $2.8 million or $0.45 per share basic and $0.44 per share diluted for the quarter ended December 31, 2014. For the year ended December 31, 2015, the Corporation earned $11.0 million or $1.76 per share basic and $1.75 per share diluted, compared to $11.6 million or $1.97 per share basic and $1.93 per share diluted for the year ending December 31, 2014.

Chairman, President and CEO Larry J. Miller commented, “The Corporation’s total assets grew to over $1.4 billion by the end of 2015, and total loans grew to over $1.1 billion, reflecting both continued organic growth throughout the year in our core business banking activities, as well as the loans and deposits added from our January 2015 acquisition of Madison Bancorp, Inc. (Madison). Though our performance reflected the additional net interest income from this significant growth, our 2015 earnings trailed our 2014 results due to several other factors. These included an increase in our loan loss provision reflective of both the year’s charge-offs and the Corporation’s significant loan growth, including loan growth from new markets, and noninterest expenses associated with our strategic investments in additional personnel, back-office facilities, and new financial centers to effectively meet the needs of our expanding market footprint and growing client base.”

Press Release

Codorus Valley Corporate Center
105 Leader Heights Road, York, PA 17403
717-747-1519

Miller continued, “Important to our strategic long-term objectives, in December we raised over $32 million in capital from the net proceeds of a common stock offering. This will enhance our already well-capitalized financial position, and support our ongoing loan growth and future franchise expansion. Also, we intend to use $12 million of the net proceeds from the capital raise to redeem the remaining preferred stock held by the U.S Treasury related to their previous Small Business Lending Fund investment in the Corporation.”

As recently announced, on January 12, 2016, the Board of Directors of the Corporation declared a regular quarterly cash dividend of $0.13 per common share, payable on February 9, 2016, to shareholders of record at the close of business on January 26, 2016. This quarterly cash dividend is the same amount as paid in the previous quarter.

Financial Highlights

Net interest income for the quarter ended December 31, 2015 was $12.3 million reflecting a 12 percent increase compared to net interest income of $11.0 million for the quarter ended December 31, 2014. For the full year of 2015, net interest income was $47.8 million reflecting a 13 percent increase over net interest income of $42.4 million for the 2014 year. The increase for both the quarter and full year was supported by substantial growth in interest-earning assets, primarily commercial loans; however, the additional interest income from this new loan volume was partially offset by increased funding costs associated with the Corporation obtaining additional long-term borrowings, as loan growth outpaced deposit growth during the year.

The provision for loan losses was $1.2 million for the quarter ended December 31, 2015 as compared to a loan loss provision of $500,000 for the quarter ended December 31, 2014. For the full year of 2015, the provision for loan losses was $3.5 million as compared to $1.6 million for the 2014 year. The additional loan loss provision for both the fourth quarter and the full year of 2015 supported PeoplesBank’s substantial commercial loan growth, and reflected the Corporation’s analysis of the adequacy of its allowance for loan losses based upon the size, composition, and risks to the loan portfolio, and the level of specific reserves and net charge-offs. During the fourth quarter of 2015, the Corporation incurred $875,000 of net charge-offs, including one large charge-off totaling $497,000 against an impaired commercial loan. This charge-off resulted after extensive collection efforts, including debtor fulfillment of the terms of negotiated legal workout agreements during the fourth quarter of 2015, and PeoplesBank had previously established a specific reserve of $495,000 on the loan.

Press Release

Codorus Valley Corporate Center
105 Leader Heights Road, York, PA 17403
717-747-1519

Noninterest income for the fourth quarter of 2015 was $2.2 million as compared to $2.3 million for the fourth quarter of 2014; however, the noninterest income for the fourth quarter of 2014 included $372,000 of nonrecurring gains on sales of investment securities, while no securities gains were realized in the fourth quarter of 2015. Excluding securities gains, noninterest income for the fourth quarter of 2015 increased $243,000 or 12 percent over the same amount for the fourth quarter of 2014. For the full year of 2015, noninterest income was $9.0 million or a 10 percent increase over noninterest income of $8.2 million for the 2014 year. The primary sources of the year-over-year noninterest income growth include increases in service fees on deposits, higher wealth management fees from growth in assets under management, and an increased volume of mortgage loan sales and related gains.

Noninterest expense for the quarter ended December 31, 2015 increased to $9.4 million or 7 percent compared to noninterest expense of $8.8 for the quarter ended December 31, 2014. For the full year of 2015, noninterest expense was $37.4 million or a 15 percent increase over noninterest expense of $32.5 million for the 2014 year. The increase in overhead includes additional personnel and occupancy expenses necessary to support PeoplesBank’s expansion, including the opening of a new financial center in Shrewsbury, PA in 2015, and the net addition of three financial centers after the January 2015 Madison acquisition (as four offices were acquired from Madison, and one former PeoplesBank location was closed and accounts transferred to a former Madison office). The 2015 noninterest expenses also reflected certain nonrecurring costs in the fourth quarter associated with the consolidation of two financial centers into one new location in Center City York, Pennsylvania, and the relocation of a PeoplesBank financial center in South Hanover, Pennsylvania from a leased facility to a newly constructed and more modern bank-owned facility.

Other Information

On January 12, 2016, Brian Brunner was appointed as a Class A Director of the Corporation to serve for a term expiring at the 2018 Annual Meeting of Shareholders and until his successor has been elected. In connection with this appointment, Mr. Brunner will also be appointed to the Compensation and Corporate Governance and Nominating Committees of the Board of Directors. Mr. Brunner has served as a member of the Board of Directors of PeoplesBank since September 2015. Mr. Brunner has over thirty years of experience in the financial services industry and is currently the Division President of Account and Item Processing within the Global Sales Organization of Fiserv, Inc. Mr. Brunner previously served as an independent director on the board of Madison Bancorp, Inc., which was acquired by the Corporation on January 16, 2015.

Press Release

Codorus Valley Corporate Center
105 Leader Heights Road, York, PA 17403
717-747-1519

About Codorus Valley Bancorp, Inc.

Codorus Valley Bancorp, Inc. is the largest independent financial services holding company headquartered in York, Pennsylvania. Codorus Valley primarily operates through its financial services subsidiary, PeoplesBank, A Codorus Valley Company. In addition to a full range of business and consumer banking services, the Corporation also offers mortgage banking, wealth management, and real estate settlement services through a network of twenty-five financial centers located in York, Cumberland and Lancaster Counties in Pennsylvania, and in Baltimore, Harford and Carroll Counties in Maryland. Additional information can be found on PeoplesBank’s website at www.peoplesbanknet.com. Codorus Valley Bancorp, Inc.’s common stock is listed on the NASDAQ Global Market under the symbol CVLY.

Forward-looking Statements

Codorus Valley Bancorp, Inc. has made forward-looking statements in this press release. These forward-looking statements are subject to risks and uncertainties. Forward-looking statements include information concerning possible or assumed future results of operations of the Corporation and its subsidiaries. When words such as “believes,” “expects,” “anticipates,” or similar expressions occur in this press release, the Corporation is making forward-looking statements. Note that many factors could affect the future financial results of the Corporation and its subsidiaries, both individually and collectively, and could cause those results to differ materially from those expressed in the forward-looking statements contained in this press release. These factors include, but are not limited to: credit risk, changes in market interest rates, inability to achieve merger-related synergies or other operational efficiencies, competition, economic downturn or recession, and government regulation and supervision. The Corporation undertakes no obligation to update or revise any forward-looking statements.

Press Release

Codorus Valley Corporate Center
105 Leader Heights Road, York, PA 17403
717-747-1519

Questions or comments concerning this press release should be directed to:

Codorus Valley Bancorp, Inc.

Larry J. Miller, Chairman, President and CEO	Michael D. Peduzzi, CPA - Treasurer

717-747-1500	717-747-2428

lmiller@peoplesbanknet.com	mpeduzzi@peoplesbanknet.com

Press Release

Codorus Valley Corporate Center
105 Leader Heights Road, York, PA 17403
717-747-1519

Codorus Valley Bancorp, Inc.

Financial Highlights

Condensed Consolidated Statements of Income (Unaudited)

(in thousands of dollars, except per share data)

	Three months ended		For the year ended
	December 31,		December 31,
	2015	2014	2015	2014
Interest income	$14,393	$12,953	$56,002	$50,400
Interest expense	2,094	1,949	8,174	8,040
Net interest income	12,299	11,004	47,828	42,360
Provision for loan losses	1,200	500	3,500	1,600
Noninterest income	2,214	2,343	9,047	8,153
Noninterest expense	9,360	8,840	37,427	32,476
Income before income taxes	3,953	4,007	15,948	16,437
Provision for income taxes	1,183	1,227	4,813	4,668
Net income	2,770	2,780	11,135	11,769
Preferred stock dividends	30	30	120	174
Net income available to common shareholders	$2,740	$2,750	$11,015	$11,595
Basic earnings per common share	$0.42	$0.45	$1.76	$1.97
Diluted earnings per common share	$0.42	$0.44	$1.75	$1.93

Condensed Consolidated Statements of Financial Condition (Unaudited)

(in thousands of dollars)

	December 31,	December 31,
	2015	2014
Cash and short term investments	$57,485	$31,094
Investment securities	218,498	216,973
Loans	1,123,775	920,554
Allowance for loan losses	(12,704)	(11,162)
Net loans	1,111,071	909,392
Premises and equipment, net	24,606	18,471
Goodwill	2,301	0
Other assets	42,373	37,916
Total assets	$1,456,334	$1,213,846

Deposits	$1,094,149	$954,973
Borrowed funds	194,820	132,590
Other liabilities	8,224	7,843
Shareholders’ equity	159,141	118,440
Total liabilities and shareholders’ equity	$1,456,334	$1,213,846

Press Release

Codorus Valley Corporate Center
105 Leader Heights Road, York, PA 17403
717-747-1519

Codorus Valley Bancorp, Inc.

Financial Highlights

Selected Financial Data (Unaudited)

	Quarterly					Year-to-Date
	2015	2015	2015	2015	2014	December 31,
	4th Qtr	3rd Qtr	2nd Qtr	1st Qtr	4th Qtr	2015	2014
Earnings and Per Share Data (1) (in thousands, except per share data)
Net income available to common shareholders	$2,740	$2,981	$2,890	$2,404	$2,750	$11,015	$11,595
Basic earnings per common share	$0.42	$0.48	$0.47	$0.39	$0.45	$1.76	$1.97
Diluted earnings per common share	$0.42	$0.48	$0.46	$0.39	$0.44	$1.75	$1.93
Cash dividends paid per common share	$0.124	$0.124	$0.119	$0.119	$0.113	$0.486	$0.444
Tangible book value per common share	$18.20	$17.95	$17.50	$17.32	$17.39	$18.18	$17.39
Book value per common share	$18.49	$18.34	$17.90	$17.72	$17.39	$18.49	$17.39
Average common shares outstanding	6,500	6,182	6,159	6,128	6,100	6,243	5,892
Average diluted common shares outstanding	6,563	6,242	6,227	6,207	6,188	6,310	5,996

Performance Ratios (%)
Return on average assets (2)	0.78	0.87	0.87	0.75	0.91	0.82	0.98
Return on average equity (2)	8.38	9.68	9.55	8.18	9.45	8.94	10.22
Return on average realized equity (2)(3)	8.52	9.85	9.77	8.39	9.67	9.12	10.49
Net interest margin (4)	3.71	3.71	3.83	3.93	3.87	3.79	3.84
Efficiency ratio (5)	62.90	65.00	62.45	68.19	66.05	64.60	62.83
Net overhead ratio (2)(7)	2.02	2.10	2.04	2.33	2.25	2.12	2.08

Asset Quality Ratios (%)
Net loan charge-offs to average loans (2)	0.32	0.03	0.10	0.29	0.02	0.19	0.05
Allowance for loan losses to total loans (6)	1.13	1.17	1.15	1.12	1.21	1.13	1.21
Nonperforming assets to total loans and foreclosed real estate	0.59	0.77	0.98	0.99	1.22	0.59	1.22

Capital Ratios (%)
Average equity to average assets	9.35	8.98	9.14	9.13	9.63	9.15	9.62
Tier 1 leverage capital ratio	11.73	9.45	9.62	9.64	10.32	11.73	10.32
Tier 1 risk-based capital ratio	14.49	12.15	12.04	12.08	13.24	14.49	13.24
Total risk-based capital ratio	15.60	13.31	13.16	13.18	14.42	15.60	14.42

(1) per share amounts and shares outstanding were adjusted for common stock dividends

(2) annualized for the quarterly periods presented

(3) excludes accumulated other comprehensive income (loss), principally unrealized gains (losses) on investment securities

(4) net interest income (tax-equivalent) as a percentage of average interest earning assets

(5) noninterest expense as a percentage of net interest income and noninterest income (tax-equivalent)

(6) excludes loans held for sale

(7) noninterest expense less noninterest income as a percentage of average assets

Press Release

Codorus Valley Corporate Center
105 Leader Heights Road, York, PA 17403
717-747-1519